6


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported): January 28, 1998
                                                  (January 13,1998)


                          Commission File Number 1-6560




                              THE FAIRCHILD CORPORATION
             (Exact name of Registrant as specified in its charter)


         Delaware                                        34-0728587
 (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  Incorporation or organization)


   Washington Dulles International Airport
   300 West Service Road, PO Box 10803
   Chantilly, VA                                          20153
  (Address of principal executive offices)              (Zip Code)


   Registrant's telephone number, including area code          (703) 478-5800



                                              NONE
          (Former name or former address, if changed since last report)


ITEM 2.   DISPOSITION OF ASSETS

      On January 13, 1998, certain subsidiaries (the "Selling Subsidiaries"), of Banner Aerospace, Inc. ("Banner", a majority-owned subsidiary of the Registrant), completed the disposition of substantially all of the assets and certain liabilities of the Selling Subsidiaries to AS BAR LLC and AS BAR PBH LLC, two wholly-owned subsidiaries of AlliedSignal Inc., in exchange for unregistered shares of AlliedSignal Inc. common stock with an aggregate value equal to $345 million (the "Disposition"). The value of the AlliedSignal Inc. common stock received by the Selling Subsidiaries was determined by the average closing price of such stock on the New York Stock Exchange for a period of twenty days preceding the closing.

      The Selling Subsidiaries were Adams Industries, Inc., Aerospace Bearing Support, Inc., Aircraft Bearing Corporation, Banner Distribution, Inc., Burbank Aircraft Supply, Inc., Harco, Inc., PB Herndon Aerospace, Inc. (which collectively comprise Banner's Hardware Group), Banner Aerospace Services, Inc. (which transferred only those assets related to the Hardware Group business) and PacAero. The transaction was evidenced by: (i) an Asset Purchase Agreement dated as of December 8, 1997, attached hereto as Exhibit 2.1, among Banner, seven of the Selling Subsidiaries (Adams Industries, Inc., Aerospace Bearing Support, Inc., Aircraft Bearing Corporation, Banner Distribution, Inc., Burbank Aircraft Supply, Inc., Harco, Inc. and PacAero), AlliedSignal Inc. and AS BAR LLC; and (ii) an Asset Purchase Agreement dated as of December 8, 1997, attached hereto as Exhibit 2.2, among Banner, two of the Selling Subsidiaries (PB Herndon Aerospace, Inc. and Banner Aerospace Services, Inc.), AlliedSignal Inc. and AS BAR PBH LLC. (AS BAR LLC and AS BAR PBH LLC are collectively referred to as the "Buyers"). Reference is made to Exhibits 2.1 and 2.2 hereto for the complete terms and conditions of the two Asset Purchase Agreements.

      The purchase price received by the Selling Subsidiaries ($345 million) was based on the consolidated net worth as reflected on an Estimated Closing Date Balance Sheet for the assets (and liabilities) conveyed by the Selling Subsidiaries to the Buyers. Such Estimated Closing Date Balance Sheet is subject to review by the parties, and the purchase price shall be adjusted (up or down) based on the net worth as reflected on the final Closing Date Balance Sheet. The purchase price was allocated among the Selling Subsidiaries in the following proportions: Adams Industries, Inc., 4.4%; Aerospace Bearing Support, Inc., 8.4%; Aircraft Bearing Corporation, 8.5%; Banner Distribution, Inc., 1.5%; Burbank Aircraft Supply, Inc., 43.5%; Harco, Inc., 23.5%; PacAero, 3.6%; PB Herndon Aerospace, Inc., 6.1%; Banner Aerospace Services, Inc., 0.5%.



ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS


                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
      The unaudited pro forma consolidated statement of earnings for the year ended June 30, 1997 and for the three months ended September 28, 1997 have been prepared to give effect to the Disposition as if the Disposition occurred on July 1, 1996 and July 1, 1997, respectively. The unaudited pro forma consolidated balance sheet as of September 28, 1997 has been prepared to give effect to the Disposition as if it had occurred on such date.
      The unaudited pro forma consolidated financial data are not necessarily indicative of the results that would have been obtained had the Disposition been completed as of the dates presented or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the Company's June 30, 1997 Form 10-K/A.

                            THE FAIRCHILD CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                        FOR THE YEAR ENDED JUNE 30, 1997


                                                          Pro Forma
                           Historical    Adjustments(1)    Company
                             (In thousands, except per share data)
Sales                     $ 731,960     $ (208,813) (2)   $ 523,147

 Costs and expenses:
     Cost of sales          526,837       (134,634)         392,203
     Selling, general &
         administrative     161,967       (51,271)          110,696
     Research and
         development          7,807          -                7,807
     Amortization of
         goodwill             4,832          (289)            4,543

                            707,943      (186,194)          515,249

     Operating income        30,517       (22,619)            7,898

 Net interest expense       (47,798)       14,450           (33,348)
 Investment income, net       6,651             -             6,651
 Equity in earnings of
   affiliates                 4,598             -             4,598
 Minority interest           (3,514)        3,168              (346)
 Non-recurring income         2,528             -             2,528
 Earnings before taxes       (7,018)       (5,001)          (12,019)
 Income tax provision
    (benefit)                (5,200)         (386)           (5,586)
 Earnings from continuing
    operations              $(1,818)       $(4,615)        $ (6,433)

 Primary earnings per
share:
    Continuing operations   $ (0.11)                       $  (0.37)

 Weighted average shares
     outstanding
                              17,230                      17,230

                            THE FAIRCHILD CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 28, 1997


                                                           Pro Forma
                           Historical    Adjustments(1)     Company
                             (In thousands, except per share data)

Sales                     $ 213,761       $(54,665) (3)    $159,096

 Costs and expenses:
     Cost of sales          161,699        (33,206)         128,493
     Selling, general &
       administrative        40,122        (15,342)          24,780
     Research and
       development              605             -               605
     Amortization of
       goodwill               1,223            (68)           1,155

                            203,649        (48,616)         155,033

     Operating income        10,112         (6,049)           4,063

 Net interest expense       (12,590)          3,745          (8,845)
 Investment income, net       1,897             -             1,897
 Equity in earnings of
   affiliates                 1,692             -             1,692
 Minority interest             (788)            569            (219)
 Earnings before taxes          323          (1,735)         (1,412)
 Income tax provision
    (benefit)                  (110)           (906)         (1,016)
 Earnings from continuing
    operations             $    433       $    (829)       $   (396)

 Earnings per share:
    Continuing operations  $   0.02                        $  (0.02)

 Weighted average shares
     outstanding             17,457                          17,457


                            THE FAIRCHILD CORPORATION
            UNAUDITED PRO FORMA BALANCE SHEETAS OF SEPTEMBER 28, 1997


                                                       Pro Forma
                           Historical    Adjustments     Company
                         (In thousands, except per share data)
 Cash                     $     9,049     $       -      $  9,049
 Short-term investments        18,403      172,508 (4)    190,911
 Accounts receivable,
  less allowance              172,239      (48,184)       124,055
 Inventory                    359,667     (176,790)       182,877
 Prepaid and other
  current assets               39,595      (10,156)        29,439
     Total current assets     598,953      (62,622)       536,331

 Net fixed assets             132,195       (12,553)      119,642
 Net assets held for sale      26,262             -        26,262
 Investment in affiliates      55,337             -        55,337
 Goodwill                     154,233       (19,089)      135,144
 Deferred loan costs           11,489        (2,000) (5)    9,489
 Prepaid pension assets        59,512             -        59,512
 Other assets                  45,135          (646)       44,489
      Total Assets         $1,083,116      $(96,910)     $986,206

 Bank notes payable &current
   maturities of debt      $   79,781      $   (299)     $ 79,482
 Accounts payable              84,797       (30,518)       54,279
 Other accrued expenses        91,289        43,826 (6)    135,115
     Total current            255,867        13,009        268,876

 Long-term debt, less
  current maturities          412,261      (164,746) (7)   247,515
 Other long-term liabilities   22,381        (5,969)        16,412
 Retiree health care
  liabilities                  43,284             -         43,284
 Noncurrent income taxes       48,939             -         48,939
 Minority interest in
  subsidiaries                 69,178        25,052 (8)     94,230
     Total liabilities        851,910      (133,411)       718,499

     Total stockholders'
        equity                231,206        36,052        267,258
     Total liabilities &
        stockholders'
        equity           $  1,083,116     $ (96,910)       986,206


              NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS
(1) Represents the elimination of the results of operations associated with the Disposition of a portion of Banner's business (see note 2) and the associated reduction in interest expense due to the repayment of bank debt of Banner's subsidiaries. No investment income was recognized on the remaining holdings of AlliedSignal Inc. common stock. The Company estimates a remaining ownership of approximately 4.6 million shares of AlliedSignal Inc. common stock, representing less than 1% of AlliedSignal Inc.'s outstanding common stock.

(2) Represents the reduction of Banner Hardware Group sales of $223,997 offset by $15,184 of additional sales recorded by the Fairchild Fasteners Group, which represented Fiscal 1997 intercompany sales to the Banner Hardware
  Group.   These sales no longer require elimination as the Banner Hardware
  Group is now treated as a third party for pro forma purposes. The net result is a decrease in sales of $208,813 in Fiscal 1997.

(3) Represents the reduction of Banner Hardware Group sales of $59,512 offset by $4,847 of additional sales recorded by the Fairchild Fasteners Group, which represented intercompany sales to the Banner Hardware Group in the first quarter of Fiscal 1998. These sales no longer require elimination as the Banner Hardware Group is now treated as a third party for pro forma purposes. The net result is a decrease in sales of $54,665 in the quarter ended September 28, 1997.

(4) Represents a net increase of $172,508 in short-term investments. Banner will receive AlliedSignal Inc. stock of $345,000 in exchange for the Disposition. The offsetting decrease of $172,492 results from the repayment of Banner long-term debt, associated interest and transaction fees.

(5) Represents the write-off of existing deferred financing fees of $2,000 related to the repayment of the debt of Banner's subsidiaries.

(6) Represents (i) an increase of accrued expenses of $42,583 for deferred taxes associated with the Disposition; (ii) an increase of $10,000 in accruals for transaction fees, indemnifications and other costs associated with the transaction; (iii) a decrease of accrued interest of $2,447 associated with the defeasance of the Banner bank debt; and (iv) a decrease of $6,310 in accruals associated with the business being sold to AlliedSignal Inc.

(7)  Represents the redemption of $164,746 of long-term debt.

(8) Represents the increase in the minority interest liability associated with Banner's increased net worth associated with the Disposition.


                                    EXHIBITS

  2 (a)      Asset Purchase Agreement dated as of December 8, 1997, among Banner
       Aerospace, Inc. and seven of its subsidiaries (Adams Industries, Inc., Aerospace Bearing Support, Inc., Aircraft Bearing Corporation, Banner Distribution, Inc., Burbank Aircraft Supply, Inc., Harco, Inc. and PacAero), AlliedSignal Inc. and AS BAR LLC (incorporated by reference to Banner Aerospace, Inc.'s Report on Form 8-K dated January 28, 1998).

  2 (b)      Asset Purchase Agreement dated as of December 8, 1997, among Banner
       Aerospace, Inc. and two of its subsidiaries (PB Herndon Aerospace, Inc. and Banner Aerospace Services, Inc.), AlliedSignal Inc. and AS BAR PBH LLC (incorporated by reference to Banner Aerospace, Inc.'s Report on Form 8-K dated January 28, 1998).

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to the signed on its behalf by the undersigned hereunto duly authorized.



                         For THE FAIRCHILD CORPORATION
                         (Registrant) and as its Chief
                         Financial Officer:



                         By:  Colin M. Cohen
                              Senior Vice President and
                              Chief Financial Officer




Date:                    January 28, 1998